EXHIBIT 10.1

EXECUTION COPY

$1,055,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

ROPER INDUSTRIES, INC., as Parent Borrower,

The Foreign Subsidiary Borrowers Referred to Herein,

The Several Lenders from Time to Time Parties Hereto,

BANK OF TOKYO-MITSUBISHI TRUST COMPANY, KEYBANK NATIONAL ASSOCIATION

AND SUNTRUST BANK, as Documentation Agents,

WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A., as Administrative Agent

Dated as of December 29, 2003,

as amended and restated as of December 13, 2004

J.P. MORGAN SECURITIES INC. and WACHOVIA CAPITAL MARKETS, LLC,

as Joint Bookrunners and Joint Lead Arrangers

4.3	Existence; Compliance with Law	45
4.4	Power; Authorization; Enforceable Obligations	45
4.5	No Legal Bar	46
4.6	Litigation	46
4.7	No Default	46
4.8	Ownership of Property; Liens	46
4.9	Intellectual Property	46
4.10	Taxes	46
4.11	Federal Regulations	47
4.12	Labor Matters	47
4.13	ERISA	47
4.14	Investment Company Act; Other Regulations	47
4.15	Subsidiaries	47
4.16	Use of Proceeds	47
4.17	Environmental Matters	48
4.18	Accuracy of Information, etc.	48
4.19	Security Documents	49
4.20	Solvency	49
4.21	Senior Indebtedness	49

SECTION 5.	CONDITIONS PRECEDENT	49

5.1	Conditions to Initial Extension of Credit	49
5.2	Conditions to Each Extension of Credit	52
5.3	Initial Loan to Each New Foreign Subsidiary Borrower	53

SECTION 6.	AFFIRMATIVE COVENANTS	53

6.1	Financial Statements	53
6.2	Certificates; Other Information	53
6.3	Payment of Obligations	54
6.4	Maintenance of Existence; Compliance	54
6.5	Maintenance of Property; Insurance	55
6.6	Inspection of Property; Books and Records; Discussions	55
6.7	Notices	55
6.8	Environmental Laws	56
6.9	Additional Collateral, etc.	56

SECTION 7.	NEGATIVE COVENANTS	57

7.1	Financial Condition Covenants	57
7.2	Indebtedness	58
7.3	Liens	59
7.4	Fundamental Changes	60
7.5	Disposition of Property	60
7.6	Restricted Payments	61
7.7	Capital Expenditures	62
7.8	Investments	62
7.9	Optional Payments and Modifications of Certain Debt Instruments	63
7.10	Transactions with Affiliates	63
7.11	Sales and Leasebacks	63

7.12	Swap Agreements	63
7.13	Changes in Fiscal Periods	64
7.14	Negative Pledge Clauses	64
7.15	Clauses Restricting Subsidiary Distributions	64
7.16	Lines of Business	64
7.17	Amendments to Acquisition Documents	64

SECTION 8.	EVENTS OF DEFAULT	65

SECTION 9.	THE AGENTS	68

9.1	Appointment	68
9.2	Delegation of Duties	68
9.3	Exculpatory Provisions	68
9.4	Reliance by Administrative Agent	68
9.5	Notice of Default	69
9.6	Non-Reliance on Agents and Other Lenders	69
9.7	Indemnification	69
9.8	Agent in Its Individual Capacity	70
9.9	Successor Administrative Agent	70
9.10	Documentation Agents and Syndication Agent	70

SECTION 10.	MISCELLANEOUS	70

10.1	Amendments and Waivers	70
10.2	Notices	72
10.3	No Waiver; Cumulative Remedies	72
10.4	Survival of Representations and Warranties	73
10.5	Payment of Expenses and Taxes	73
10.6	Successors and Assigns; Participations and Assignments	74
10.7	Adjustments; Set-off	76
10.8	Counterparts	77
10.9	Severability	77
10.10	Integration	77
10.11	GOVERNING LAW	77
10.12	Submission To Jurisdiction; Waivers	77
10.13	Acknowledgements	78
10.14	Releases of Guarantees and Liens	78
10.15	Confidentiality	79
10.16	WAIVERS OF JURY TRIAL	79
10.17	Judgment Currency	79
10.18	Delivery of Addenda	80
10.19	No Novation, etc.	80
10.20	USA PATRIOT Act	80

SCHEDULES:

1.1	Revolving Commitments and Term Loans on Restatement Effective Date
2.1	Alternative Currency Agent Provisions
3.1	Bank One, N.A. and Harris Trust and Savings Bank Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.15	Subsidiaries
4.17	Environmental Matters
4.19	UCC Filing Jurisdictions
5.1	Sources and Uses
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(a)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Addendum
E	Form of Assignment and Assumption
F	Form of Legal Opinion of King & Spalding LLP
G	Form of Exemption Certificate
H-1	Form of Incremental Term Facility Activation Notice
H-2	Form of New Lender Supplement
I	Form of Notice of Conversion/Continuation
J	Form of Joinder Agreement

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of December 29, 2003, as amended and restated as of December 13, 2004, among ROPER INDUSTRIES, INC., a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as defined below), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), Bank of Tokyo-Mitsubishi Trust Company, KeyBank National Association and SunTrust Bank, as documentation agents (in such capacity, the “Documentation Agents”), WACHOVIA BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

W I T N E S S E T H :

WHEREAS, the Borrowers (as defined below) entered into the Credit Agreement, dated as of December 29, 2003, (the “Existing Credit Agreement”), among the Borrowers, the several banks and other financial institutions or entities party thereto and the agents named therein;

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 5.1 hereof; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrowers outstanding thereunder;

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Restatement Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition”: the collective reference to the Neptune Acquisition and/or the Transcore Acquisition, as appropriate.

“Acquisition Claim Amounts”: any amounts received as a result of any breach of any term or provision of the Acquisition Documentation or otherwise in respect of any claim by any Group Member arising out of either Acquisition (other than with respects to amounts paid pursuant to working capital or similar adjustments or to the extent relating to indemnification or reimbursement of amounts paid by any Group Member to Persons other than Group Members).

“Acquisition Documentation”: the collective reference to the Neptune Acquisition Documentation and the Transcore Acquisition Documentation.

“Addendum”: an instrument, substantially in the form of Exhibit D, by which a Lender becomes a party to this Agreement as of the Restatement Effective Date.

“Adjustment Date”: as defined in the definition of “Pricing Grid”.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as an arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors. It is understood that matters concerning Alternative Currency Loans will be administered by J.P. Morgan Europe Ltd.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if the controlling Person (a) is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of the aggregate voting securities (or other voting interests) required for the election of directors (or persons performing similar functions) of such controlled Person or (b) has the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the then unpaid principal amount of such Lender’s US$ Term Loans, (b) the amount of such Lender’s Euro Term Commitment then in effect and (c) the amount of such Lender’s Revolving Commitments then in effect or, if any such Revolving Commitments have been terminated, the amount of such Lender’s relevant Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Alternative Currencies”: Euros and Sterling.

“Alternative Currency Agent”: the Alternative Currency Agent appointed pursuant to Schedule 2.1.

“Alternative Currency Loans”: Loans denominated in any Alternative Currency.

“Applicable Margin”: (a) for each Type of Loan (other than Incremental Term Loans), the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurocurrency Loans
Revolving Loans and Swingline Loans	0.25%	1.25%
Term Loans	0.25%	1.25%

and (b) for Incremental Term Loans, such per annum rates as shall be agreed to by the Parent Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Term Facility Activation Notice; provided, that (i) from and after the date that is six months after the Restatement Effective Date, the Applicable Margin with respect to Loans (other than Incremental Term Loans) will be determined pursuant to the Pricing Grid and (ii) if the all-in pricing of any Incremental Term Loan is more than 0.25% per annum above the pricing of any other Term Loans (as calculated by the Administrative Agent upon written notice which shall provide sufficient detail to support such increase), the Applicable Margin with respect to such other Term Loans shall be increased concurrently with the funding of such Incremental Term Loan such that the resulting pricing differential shall equal 0.25% per annum.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e) or (f) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Multicurrency Revolving Commitment”: as to any Multicurrency Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Revolving Commitment then in effect over (b) such Lender’s Multicurrency Revolving Extensions of Credit then outstanding.

“Available US$ Revolving Commitment”: as to any US$ Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s US$ Revolving Commitment then in effect over (b) such Lender’s US$ Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s US$ Revolving Extensions of Credit for the purpose of determining such Lender’s Available US$ Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: the collective reference to the Parent Borrower and the Foreign Subsidiary Borrowers.

“Borrowing Date”: any Business Day specified by the relevant Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that (a) with respect to any borrowings, disbursements and payments in respect of and calculations, interest rates and Interest Periods pertaining to Eurocurrency Loans, such day is also a day on which banks are open for general business in the principal financial center of the country of the relevant currency and (b) with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.

“Calculation Date”: (a) three Business Days prior to the last Business Day of each calendar quarter and (b) any other Business Day selected by the Administrative Agent in its discretion; provided that each date that is on or about the date of any borrowing request or rollover request with respect to any Alternative Currency Loan shall also be a “Calculation Date” with respect to the relevant Alternative Currency.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any equivalent ownership interests in a Person (other than a corporation), any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any warrants, rights or options to purchase any of the foregoing; provided, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the laws of the relevant local jurisdiction or any OECD country or any political subdivision thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (1) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and (2) are rated A by S&P and A2 by Moody’s and (iii) have portfolio assets of at least $100,000,000; and (i) in the case of Foreign Subsidiaries, substantially similar Investments to those set forth in clauses (a) through (h) above denominated in foreign currencies, provided that references to the United States (or any agency, instrumentality or state thereof) shall be deemed to mean foreign countries having a sovereign rating of “A” or better from either S&P or Moody’s.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: any Revolving Commitment or Euro Term Commitment.

“Commitment Fee Rate”: 0.375% per annum; provided, that from and after the date that is six months after the Restatement Effective Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated November 2004 and furnished to certain Lenders.

“Consideration”: in connection with any acquisition or Investment, the consideration paid by any Group Member in connection therewith (including consideration in the form of issuance of Capital Stock of any Group Member and assumption of Indebtedness).

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Borrower at such date, but excluding (a) the current portion of any Funded Debt of the Group Members, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein and (c) short-term Indebtedness incurred by Foreign Subsidiaries.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash expenses in connection with Capital Stock compensation and (f) any extraordinary non-cash expenses or losses (other than any such losses excluded from Consolidated Net Income pursuant to clause (d) of the definition thereof), and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) income tax credits (to the extent not netted from income tax expense) and (b) any cash payments made during such period in respect of items described in clause (f) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) (other than pursuant to any determination of the Consolidated Interest Coverage Ratio), (i) if at any time during such Reference Period the Parent Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, (a) “Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Group Members in excess of $5,000,000.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Group Members for such period with respect to all outstanding Indebtedness of the Group Members (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, expenses comparable to or in the nature of interest under any Qualified Receivables Transaction and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent Borrower or is merged into or consolidated with any Group Member, (b) the income (or deficit) of any Person (other than a Subsidiary of the Parent Borrower) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Parent Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, (d) net losses for operations discontinued as reflected on the Parent Borrower’s financial statements for periods ending on or prior to September 30, 2003 and (e) charges to such net income resulting from expenses and premiums paid in connection with the transactions contemplated hereby to the extent described on Schedule 5.1.

“Consolidated Net Worth”: at a particular date, all amounts which would be included under shareholders’ equity (including capital stock, additional paid-in capital and retained earnings) on the consolidated balance sheet for the Parent Borrower and its consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated Total Assets”: at any date, total assets of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: as of any date, the ratio of (a) (i) Consolidated Total Debt on such date minus (ii) aggregate Reinvestment Cash held on such date to (b) Consolidated EBITDA measured for the four consecutive fiscal quarters ending on such date.

“Consolidated Total Revenue”: for any period, the consolidated revenue of the Group Members, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of the Parent Borrower’s board of directors on the Restatement Effective Date and each other director nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Note Documents”: any indenture or other agreement entered into by the Parent Borrower governing the Convertible Notes, together with all instruments and other agreements entered into by any Group Member in connection therewith.

“Convertible Notes”: the Parent Borrower’s Senior Subordinated Convertible Notes due 2033 and outstanding as of the Restatement Effective Date.

“Cost of Funds Rate”: with respect to any Alternative Currency, the rate of interest determined by the Administrative Agent (which determination shall be conclusive absent manifest error) to be the cost to the relevant Lenders of obtaining funds denominated in such currency for the relevant Interest Period.

“DAP Sellers”: immediately prior to the Neptune Acquisition, the shareholders of DAP Technologies, Ltd., other than Neptune.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Determination Date”: each date that is three Business Days after any Calculation Date.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the latest final maturity of the Loans.

“Documentation Agents”: as defined in the preamble hereto.

“Dollar Equivalent”: on any date of determination, (a) for the purposes of determining compliance with Section 7 or the existence of an Event of Default under Section 8 (other than for the purpose of determining amounts outstanding hereunder, in which case clause (b) below shall govern), with respect to any amount denominated in a currency other than Dollars, the equivalent in Dollars of such amount, determined in good faith by the Parent Borrower in a manner consistent with the way such amount is or would be reflected on the Parent Borrower’s audited consolidated financial statements for the fiscal year in which such determination is made and (b) with respect to any amount hereunder denominated in an Alternative Currency, the amount of Dollars that may be purchased with such amount of such currency at the Exchange Rate (determined as of the applicable Determination Date) with respect to such currency on such date.

“Dollar Eurocurrency Loans”: Eurocurrency Loans denominated in Dollars.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Dollar Term Loans”: Term Loans denominated in Dollars.

“Domestic Subsidiary”: any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 75%; provided, that, with respect to each fiscal year of the Parent Borrower ending on or after December 31, 2005, the ECF Percentage shall be reduced to 0% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is not greater than 3.0 to 1.0.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Offering”: a registered primary public offering of the common stock of the Parent Borrower.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in the relevant currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the relevant page of the Telerate screen as of 11:00 A.M., Local Time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Telerate screen, the “Eurocurrency Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in the relevant currency at or about 11:00 A.M., Local Time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its relevant eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility and made in a particular currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Euros” and “€”: the single currency of participating member states of the European Union.

“Euro Term Commitments”: the collective reference to the Euro Term Participating Commitments and the Euro Term Unparticipated Commitments.

“Euro Term Fronting Lender”: (a) on the Restatement Effective Date, JPMorgan Chase Bank, N.A. and (b) thereafter, each Lender that has a Euro Term Unparticipated Commitment or that holds a Euro Term Loan.

“Euro Term Fronting Percentage”: as to any Euro Term Fronting Lender at any time, the percentage which the principal amount of such Lender’s Euro Term Loan then outstanding constitutes of the aggregate principal amount of the Euro Term Loans then outstanding.

“Euro Term Funded Participation”: any amount funded by a Euro Term Participating Lender pursuant to Section 2.1(b).

“Euro Term Lenders”: as applicable, the Euro Term Fronting Lenders and/or the Euro Term Participating Lenders.

“Euro Term Loan”: as defined in Section 2.1(a).

“Euro Term Participating Commitment”: as to any Lender, the obligation of such Lender, if any, to refund to the Euro Term Fronting Lenders, in Dollars, a share of the Euro Term Loans pursuant to Section 2.1(b) in an aggregate principal amount not to exceed the amount set forth under the heading “Euro Term Participating Commitment” opposite such Lender’s name on Schedule 1.1 (which amount shall be subject to currency fluctuations, which in turn shall be subject to the limitations set forth in Section 2.11(g)).

“Euro Term Participating Lender”: each Lender that has a Euro Term Participating Commitment or that holds a Euro Term Funded Participation.

“Euro Term Percentage”: as to any Euro Term Lender at any time, the percentage which such Lender’s Euro Term Commitment then constitutes of the aggregate Euro Term Commitments.

“Euro Term Unparticipated Commitment”: as to any Euro Term Fronting Lender, the Dollar Equivalent of the portion of the principal amount of its Euro Term Loan that does not benefit from participations as described in Section 2.1(b), as set forth under the heading “Euro Term Unparticipated Commitment” opposite such Lender’s name on Schedule 1.1 (which amount shall be subject to currency fluctuations, which in turn shall be subject to the limitations set forth in Section 2.11(g)).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Parent Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Group Members in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans) of the Group Members made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate amount of all cash Restricted Payments actually made by the Parent Borrower during such fiscal year in accordance with Section 7.6(b) or (c), and (vii) the aggregate net amount of (a) non-cash gain on the Disposition of property by any Group Member and (b) any non-cash settlement of or payment, or series of related settlements or payments, in respect of any property or casualty insurance claim or any condemnation proceeding, in each case during such fiscal year (other than with respect to Dispositions of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 2.11(d).

“Exchange Rate”: on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., Local Time, on such day on the applicable Reuters World Spot Page. In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent in consultation with the Parent Borrower for such purpose or, at the discretion of the Administrative Agent in consultation with the Parent Borrower, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 11:00 A.M., Local Time, on such day for the purchase of the applicable Alternative Currency for delivery three Business Days later, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary selected by the Parent Borrower whose Capital Stock is not required to be pledged as Collateral in order to enable the Parent Borrower to remain in compliance with Section 6.9(c).

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Euro Term Loan”: as defined in Section 2.1(a).

“Existing US$ Term Loan”: as defined in Section 2.1(a).

“Facility”: each of (a) the US$ Term Loans (the “US$ Term Facility”), (b) the Euro Term Commitments, the Euro Term Loans and the Euro Term Loan Funded Participations (the “Euro Term Facility”), (c) the US$ Revolving Commitments and the extensions of credit made thereunder (the “US$ Revolving Facility”), (d) the Multicurrency Revolving Commitments and the extensions of credit made thereunder (the “Multicurrency Revolving Facility”) and (e) the Incremental Term Loans (the “Incremental Term Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) as applicable, the last day of the Revolving Commitment Period or the date on which all of the Term Loans or Revolving Commitments under a particular Facility have been paid in full or terminated.

“Foreign Subsidiary”: any Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrowers”: Roper Germany and any other Foreign Subsidiary with respect to which the conditions set forth in Sections 2.23 and 5.3 have been satisfied.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of any covenants, standards or terms in this Agreement, then the Parent Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by any final and effective rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Parent Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of December 29, 2003, executed and delivered by each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar monetary obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Incremental Term Facility Activation Notice”: a notice substantially in the form of Exhibit H-1.

“Incremental Term Lenders”: each Lender that holds an Incremental Term Loan.

“Incremental Term Loans”: any Loan made pursuant to Section 2.1(d).

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Incremental Term Facility Activation Notice, the maturity date specified in such Incremental Term Facility Activation Notice, which date shall be a date no earlier than the final maturity of the other Term Loans.

“Indebtedness”: of any Person at any date, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (c) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, other than Liens permitted under Section 7.3(d), (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capital Lease Obligations, (f) obligations, contingent or otherwise, with respect to letters of credit or similar arrangements, (g) Off-Balance Sheet Liabilities, (h) Disqualified Stock, (i) Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) for the purposes of Section 8(e) only, obligations in respect of Swap Agreements; provided, however, that “Indebtedness” shall exclude (for all purposes other than determinations made pursuant to the Pricing Grid) (x) obligations, contingent or otherwise, with respect to bids, trade, forward or futures contracts (other than in respect of borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and (y) obligations, contingent or otherwise, with respect to letters of credit or similar arrangements in support of obligations described in the immediately preceding clause (x). The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantee Obligations or contingent obligations described above at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) each Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurocurrency Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.8.

“Issuing Lender”: JPMorgan Chase Bank, N.A. or any affiliate thereof, any other Lender reasonably acceptable to the Administrative Agent or, in the case of the Letters of Credit listed on Schedule 3.1, Bank One, N.A. or Harris Trust and Savings Bank or any affiliates thereof, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender with respect to the relevant Letter of Credit.

“L/C Commitment”: $100,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all US$ Revolving Lenders other than the Issuing Lender.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), but excluding any licensing of products, services or Intellectual Property in the ordinary course of business.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Local Time”: (a) in the case of Alternative Currency Loans, London time (or, in the case of the definition of “Eurocurrency Base Rate” with respect to Loans denominated in Euros, Brussels time) and (b) in all other cases, New York City time.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate amount of the US$ Term Loans, Euro Term Commitments or Revolving Extensions of Credit, as the case may be, outstanding thereunder (or, in the case of the US$ Revolving Facility or Multicurrency Revolving Facility, prior to any termination of the Revolving Commitments thereunder, the holders of more than 50% of such Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise) or prospects of the Group Members taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, in each case to the extent regulated under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc.

“Multicurrency Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans in Dollars or any Alternative Currency in an aggregate principal amount not to exceed the amount set forth under the heading “Multicurrency Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the aggregate Multicurrency Revolving Commitments is $50,000,000.

“Multicurrency Revolving Extensions of Credit”: as to any Multicurrency Revolving Lender at any time, an amount equal to the aggregate principal amount of all Multicurrency Revolving Loans held by such Lender then outstanding. In the case of Multicurrency Revolving Loans denominated in Alternative Currencies, such amount shall be calculated using the Dollar Equivalent thereof.

“Multicurrency Revolving Lender”: each Lender that has a Multicurrency Revolving Commitment or that holds Multicurrency Revolving Loans.

“Multicurrency Revolving Loans”: as defined in Section 2.4(a).

“Multicurrency Revolving Percentage”: as to any Multicurrency Revolving Lender at any time, the percentage which such Lender’s Multicurrency Revolving Commitment then constitutes of the aggregate Multicurrency Revolving Commitments or, at any time after the Multicurrency Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Multicurrency Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Multicurrency Revolving Extensions of Credit then outstanding.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Neptune”: Neptune Technology Group Holdings Inc.

“Neptune Acquisition”: the acquisition by the Parent Borrower of 100% of Neptune’s outstanding Capital Stock, including the acquisition of that portion of Capital Stock of DAP Technologies, Ltd. not previously owned by Neptune.

“Neptune Acquisition Agreement”: (a) the Stock Purchase Agreement, dated as of October 21, 2003, among Neptune, the shareholders of Neptune listed on the signature pages thereto and the Parent Borrower and (b) a related letter of intent between Neptune and the shareholders of DAP Sellers executed in connection with the Stock Purchase Agreement.

“Neptune Acquisition Documentation”: collectively, the Neptune Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and appropriate amounts to be provided by a Group Member as a reserve against any liabilities associated with the assets Disposed of, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with assets Disposed of (collectively, “Liability Reserves”) (provided, that any such Liability Reserves shall be deemed “Net Cash Proceeds” to the extent any excess Liability Reserves exist following the payment in full, compromise, settlement or other liquidation of all related liabilities, or, if earlier, the stated expiration of any period during which claims may be made in respect of such liabilities as set forth in the documentation governing the relevant Asset Sale, but only to the extent of the amount by which the relevant Liability Reserve exceeds any relevant claims made) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender Supplement”: a supplement substantially in the form of Exhibit H-2.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Off-Balance Sheet Liabilities” of a Person means (a) any Receivables Transaction Attributed Debt and repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or notes receivable or any other obligation of such Person or any of its Subsidiaries or such transferor to purchasers/transferees of interests in Receivables or notes receivables or the agent for such purchasers/transferees), (b) any repurchase obligation or liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Borrower”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition by the Parent Borrower or any Subsidiary of all or substantially all of the Capital Stock of, or all or substantially all of the assets of, or of a business, unit or division of, any Person; provided that (a) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which the relevant information is available as if such acquisition had occurred on the first day of each relevant period for testing such compliance (as demonstrated in a certificate of a Responsible Officer delivered to the Administrative Agent prior to the consummation of any acquisition where the Consideration paid exceeds $25,000,000); (b) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such acquisition; (c) in the case of any acquisition of Capital Stock of a Person, such acquisition shall have been approved by the Board of Directors or comparable governing body of such Person; and (d) in the case of an acquisition pursuant to which Capital Stock of one or more Persons organized under the laws of a jurisdiction other than the United States or assets located in any such jurisdiction (collectively, “Foreign Assets”) are acquired, the Consideration paid for such Foreign Assets, together with the Consideration paid for all other Foreign Assets in the then-current fiscal year, shall not exceed, without the prior written consent of the Required Lenders, 40% of Consolidated Net Worth for such fiscal year prior to giving effect to such acquisition. For the purposes of clause (d) above, in the case of any acquisition involving Foreign Assets and assets that are not Foreign Assets, (i) the Parent Borrower shall determine in good faith the appropriate allocation of the Consideration paid for such acquisition between such asset classes and (ii) if one or more Domestic Subsidiaries of the type referred to in clause (x) of Section 6.9(b) are acquired, such Domestic Subsidiaries shall be deemed to be Foreign Assets if said Section 6.9(b) is not complied with by the date that is 90 days after the relevant acquisition.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the table set forth below.

Consolidated Total Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
Greater than or equal to 3.0 to 1.0	1.25%	0.25%	0.375%
Greater than or equal to 2.50 to 1.0 but less than 3.0 to 1.0	1.00%	0.0%	0.25%
Less than 2.50 to 1.0	0.75%	0.0%	0.20%

For the purposes of the Pricing Grid, changes in the rates set forth therein resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph (it being understood that on the date on which the Pricing Grid initially becomes effective, any applicable change shall be based on the most recent financial statements so delivered prior to such effective date). If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. At all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply (which, in the case of interest rates, shall be in addition to the increase in the Applicable Margin described in the last sentence of the definition thereof). Each determination of the Consolidated Total Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A., in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Qualified Receivables Transaction”: any transaction or series of transactions that may be entered into by any Group Member pursuant to which such Group Member may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by such Group Member) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any

Receivables (whether now existing or arising in the future) of such Group Member, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving Receivables.

“Receivable”: a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, a “payment intangible” or an “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” (as so defined) of such items.

“Receivables Entity”: either (a) any Subsidiary of the Parent Borrower or (b) another Person to which any Group Member transfers Receivables and related assets, in either case which engages in no activities other than in connection with the repurchase or financing of Receivables and which is designated by the Board of Directors of the Parent Borrower as a Receivables Entity:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (x) is guaranteed by any Group Member (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings); (y) is recourse to or obligates any Group Member in any way other than pursuant to Standard Securitization Undertakings; or (z) subjects any property or asset of any Group Member, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(ii) with which no Group Member has any material contract, agreement, arrangement or understanding (except in connection with any equity investment, a purchase money note or a Qualified Receivables Transaction permitted by Section 7.5(e) other than (x) on terms, taken as a whole, no less favorable to such Group Member than those that might be obtained at the time from Persons that are not Affiliates of such Group Member or (y) for the payment of fees in the ordinary course of business in connection with servicing Receivables; and

(iii) to which no Group Member has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Receivables Transaction Attributed Debt”: the amount of obligations outstanding under the legal documents entered into as part of any receivables securitization (including any Qualified Receivables Transaction) on any date of determination that would be characterized as principal if such receivables securitization were structured as a secured lending transaction rather than as a purchase.

“Recovery Event”: any settlement of or payment, or series of related settlements or payments, in respect of any property or casualty insurance claim or any condemnation proceeding that yield gross proceeds to the Group Members in excess of $1,000,000.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Parent Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Cash”: any Reinvestment Deferred Amount held by a Group Member in the form of cash or Cash Equivalents and not subject to any Lien other than pursuant to the Loan Documents, until the date on which such amount is reinvested as contemplated hereby or, if applicable, the date on which the Parent Borrower shall have determined not to, or shall have otherwise permanently ceased to, acquire or repair assets useful in the Group Members’ businesses with such Reinvestment Deferred Amount.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(b).

“Reinvestment Event”: as defined in Section 2.11(b).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Group Members’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise permanently ceased to, acquire or repair assets useful in the Group Members’ businesses with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, ..34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the US$ Term Loans then outstanding, (b) the aggregate Euro Term Commitments then in effect and (c) the aggregate Revolving Commitments then in effect or, if the Revolving Commitments have been terminated under any Facility, the aggregate Revolving Extensions of Credit then outstanding thereunder.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer of the Parent Borrower.

“Restatement Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is December 13, 2004.

“Restatement Euro Term Loan”: as defined in Section 2.1(a).

“Restatement US$ Term Loan”: as defined in Section 2.1(a).

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment Period”: the period from and including the Restatement Effective Date to the Revolving Termination Date.

“Revolving Commitments”: the collective reference to the Multicurrency Revolving Commitments and the US$ Revolving Commitments.

“Revolving Extensions of Credit”: the collective reference to the Multicurrency Revolving Extensions of Credit and the US$ Revolving Extensions of Credit.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: the collective reference to the Multicurrency Revolving Loans and the US$ Revolving Loans.

“Revolving Termination Date”: the fifth anniversary of the Restatement Effective Date.

“Roper Germany”: Roper Capital Deutschland GmbH.

“S&P”: Standard & Poor’s Ratings Group.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Act”: the Securities Act of 1933, as amended.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and any other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in any Subordinated Debt Indenture.

“Specified Multicurrency Revolving Lender”: as defined in Section 2.23.

“Specified Swap Agreement”: any Swap Agreement entered into by the Parent Borrower and any Lender or affiliate thereof in respect of interest rates.

“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by any Group Member which are reasonably customary in securitization of Receivables transactions.

“Sterling” and “£”: British pounds sterling.

“Subordinated Debt”: subordinated debt of the Parent Borrower (including any subordinated debt which extends, renews, replaces or is in exchange for existing subordinated debt of the Parent Borrower), so long as (i) such Indebtedness has no scheduled principal payments prior to the date that is three months after the latest final maturity of the Term Loans, (ii) the covenants and defaults, taken as a whole, contained in the Subordinated Debt Indenture are not materially more restrictive than those contained in this Agreement, as agreed to by the Administrative Agent, and (iii) the Subordinated Debt Indenture contains subordination terms that are no less favorable in any material respect to the Lenders than those applicable to offerings of “high-yield” subordinated debt by similar issuers of similar debt at or about the same time, as agreed to by the Administrative Agent.

“Subordinated Debt Indenture”: any indenture or other agreement entered into by the Parent Borrower documenting any Subordinated Debt, together with all instruments and other agreements entered into by any Group Member in connection therewith.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor”: each Domestic Subsidiary of the Parent Borrower that is a party to the Guarantee and Collateral Agreement.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Lender”: each of JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, in its capacity as the lender of Swingline Loans. Each reference herein to “the Swingline Lender” shall be deemed to be a reference to the relevant Swingline Lender with respect to the relevant Swingline Loans, as selected by the Parent Borrower in its sole discretion.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Syndication Agent”: as defined in the preamble hereto.

“Term Lenders”: the collective reference to the US$ Term Lenders, the Euro Term Lenders and the Incremental Term Lenders.

“Term Loans”: the collective reference to the US$ Term Loans, the Euro Term Loans and the Incremental Term Loans.

“Transactions”: the Transcore Acquisition, the financing thereof and the transactions contemplated by the Transcore Acquisition Agreement.

“Transcore”: TransCore Holdings, Inc.

“Transcore Acquisition”: the acquisition by the Parent Borrower (either directly or indirectly through one or more of its Subsidiaries) of 100% of Transcore’s outstanding Capital Stock.

“Transcore Acquisition Agreement”: the Merger Agreement, dated as of October 6, 2004, between Transcore and the Parent Borrower.

“Transcore Acquisition Documentation”: collectively, the Transcore Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“United States”: the United States of America.

“US$ Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in Dollars in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “US$ Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the aggregate US$ Revolving Commitments is $350,000,000.

“US$ Revolving Extensions of Credit”: as to any US$ Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all US$ Revolving Loans held by such

Lender then outstanding, (b) such Lender’s US$ Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s US$ Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“US$ Revolving Lender”: each Lender that has a US$ Revolving Commitment or that holds US$ Revolving Loans.

“US$ Revolving Loans”: as defined in Section 2.4(a).

“US$ Revolving Percentage”: as to any US$ Revolving Lender at any time, the percentage which such Lender’s US$ Revolving Commitment then constitutes of the aggregate US$ Revolving Commitments or, at any time after the US$ Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s US$ Revolving Loans then outstanding constitutes of the aggregate principal amount of the US$ Revolving Loans then outstanding, provided, that, in the event that the US$ Revolving Loans are paid in full prior to the reduction to zero of the US$ Revolving Extensions of Credit, the US$ Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding US$ Revolving Extensions of Credit shall be held by the US$ Revolving Lenders on a comparable basis.

“US$ Term Lender”: each Lender that holds a US$ Term Loan or is obligated to make a US$ Term Loan on the Restatement Effective Date pursuant to Section 2.1(a).

“US$ Term Loan”: as defined in Section 2.1(a).

“US$ Term Percentage”: as to any US$ Term Lender at any time, the percentage which the principal amount of such Lender’s US$ Term Loan then outstanding constitutes of the aggregate principal amount of the US$ Term Loans then outstanding.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Parent Borrower.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) where applicable, any amount

(including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars, be deemed to mean an amount of such currency having a Dollar Equivalent approximately equal to such amount.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Exchange Rates. (a) Not later than 1:00 P.M., Local Time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date for each Alternative Currency in which a Loan is then outstanding and (ii) give notice thereof to the Parent Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

(b) Not later than 2:00 P.M., Local Time, on each Reset Date with respect to the Multicurrency Revolving Facility or the Euro Term Facility, the Administrative Agent shall (i) determine the aggregate amount of Multicurrency Revolving Extensions of Credit on such date (after giving effect to any Multicurrency Revolving Loans to be made in connection with such determination) or the Dollar Equivalent of the aggregate principal amount of the Euro Term Loans then outstanding, as the case may be, and (ii) notify the Parent Borrower (and, in the case of the Euro Term Facility, Roper Germany) of such determination.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. (a) Subject to the terms and conditions hereof, on the Restatement Effective Date, (i) each relevant US$ Term Lender severally agrees to maintain hereunder an “Existing US$ Term Loan” in the amount specified on Schedule 1.1, (ii) each relevant US$ Term Lender severally agrees to make a “Restatement US$ Term Loan” (the Restatement US$ Term Loan, together with the Existing US$ Term Loan, the “US$ Term Loan”) in the amount specified on Schedule 1.1 and (iii) the Euro Term Fronting Lender agrees to maintain hereunder an “Existing Euro Term Loan” in the amount specified on Schedule 1.1 and to make an additional term loan in Euros (the “Restatement Euro Term Loan”, and together with the Existing Euro Term Loan, the “Euro Term Loan”) in the amount specified on Schedule 1.1. It is understood that the aggregate principal amount of the US$ Term Loans and Euro Term Loan outstanding on the Restatement Effective Date after giving effect to the borrowings made on such date shall equal $605,000,000 and €37,619,441.73, respectively. The Term Loans may from time to time be Eurocurrency Loans or, in the case of Dollar Term Loans, ABR Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

(b) On the Restatement Effective Date, each Euro Term Participating Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from each Euro Term Fronting Lender an undivided interest and participation in and to the Euro Term Loan made by such Euro Term Fronting Lender in an amount equal to the Dollar Equivalent of such Euro Term Loan multiplied by such Lender’s Euro Term Percentage. In addition, immediately and automatically upon the occurrence of an Event of Default under Section 8(a) or (f) (a “Trigger Event”), all Euro Term Loans (if still denominated in Euros) shall be converted to and redenominated in Dollars equal to the Dollar

Equivalent of each such Euro Term Loan determined as of the date of such conversion; provided, that to the extent such conversion shall occur other than at the end of an Interest Period, Roper Germany shall pay to each Euro Term Fronting Bank any amounts owing pursuant to Section 2.20. Each Euro Term Participating Lender shall pay to each Euro Term Fronting Lender not later than two Business Days following any request for payment from such Euro Term Fronting Lender made after the occurrence of a Trigger Event, in Dollars, an amount equal to the undivided interest in and participation in the Euro Term Loan purchased by such Euro Term Participating Lender from such Euro Term Fronting Lender pursuant to this Section 2.1(b). Each Euro Term Participating Lender’s obligation to pay the amounts described above shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Euro Term Fronting Lenders, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender fails to make payment to any Euro Term Fronting Lender of any amount due under this Section 2.1(b), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives from such Lender an amount sufficient to discharge such Lender’s payment obligation as prescribed in this Section 2.1(b) together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the relevant Euro Term Fronting Lender and ending on the date such obligation is fully satisfied. The Administrative Agent will promptly remit all payments received as provided above to the relevant Euro Term Fronting Lender. In consideration of the participations prescribed in this Section 2.1(b), each Euro Term Participating Lender shall receive, from the accrued interest paid by Roper Germany on each Euro Term Loan, a fee equal to such Lender’s Euro Term Percentage of the Applicable Margin component of the interest accrued on such Loan. Such portion of the interest paid by Roper Germany on Euro Term Loans to the Alternative Currency Agent for the account of the relevant Euro Term Fronting Lender shall be promptly remitted by the Alternative Currency Agent to each Euro Term Fronting Lender, and then by each Euro Term Fronting Lender to the Administrative Agent and converted into Dollars as promptly as practicable by the Administrative Agent at the relevant Exchange Rate and paid ratably to the Euro Term Participating Lenders in proportion to their respective Euro Term Percentages. To the extent applicable (as determined by the Administrative Agent), each Euro Term Funded Participation shall be treated, mutatis mutandis, as a “Euro Term Loan” and a “Loan” for the purposes of this Agreement, including for purposes of allocating to the Euro Term Lenders any payment of principal or interest made by Roper Germany in respect of the Euro Term Loans after any Euro Term Funded Participation has been created. It is understood that certain payment mechanics and other matters with respect to the Euro Term Facility shall be administered through the Alternative Currency Agent as described in Schedule 2.1 and, to the extent that any provision of this Agreement is inconsistent with the provisions of Schedule 2.1, the provisions of Schedule 2.1 shall apply.

(c) Roper Germany shall have the right, at any time subject to three Business Days’ advance notice to the Administrative Agent, to require that all Euro Term Loans (if still denominated in Euros) be converted to and redenominated in Dollars equal to the Dollar Equivalent of each such Euro Term Loan determined as of the date of such conversion; provided, that to the extent such conversion shall occur other than at the end of an Interest Period, Roper Germany shall pay to each Euro Term Fronting Bank any amounts owing pursuant to Section 2.20.

(d) So long as no Event of Default (including, on a pro forma basis, pursuant to Section 7.1) shall be in existence, the Parent Borrower and any one or more Lenders may from time to time agree that such Lenders (or any other additional bank, financial institution or other entity which becomes a Lender pursuant to this Section 2.1(d)) shall make Incremental Term Loans by executing and delivering to the Administrative Agent an Incremental Term Facility Activation Notice specifying (i) the amount of such Incremental Term Loans (which shall equal at least $50,000,000 in the aggregate pursuant to each such Activation Notice unless otherwise agreed upon by the Administrative Agent), (ii) the applicable Incremental Term Maturity Date, (iii) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.3(c), (iv) the Applicable Margin for such Incremental Term Loans and (v) the proposed original issue discount applicable to such Incremental Term Loans, if any. In no event shall the original issue discount on any Incremental Term Loans be more than 0.25% above the discount at which the other Term Loans are trading below par (as determined, at the Parent Borrower’s discretion, by the average of the bid and ask prices of (i) the Loan Syndications and Trading Association, Inc., (ii) LoanX or (iii) the Administrative Agent) as of the Business Day prior to the earlier of the commencement of the syndication of the relevant Incremental Term Loans or the announcement of the Parent Borrower’s intent to seek such Incremental Term Loans; provided, that if the other Term Loans are trading above 97.5% of par (as determined, at the Parent Borrower’s discretion, by the average of the bid and ask prices of (i) the Loan Syndications and Trading Association, Inc., (ii) LoanX or (iii) the Administrative Agent) on the Business Day prior to the earlier of the commencement of the syndication of the relevant Incremental Term Loans or the announcement of the Parent Borrower’s intent to seek such Incremental Term Loans, then such Incremental Term Loans may be issued at any price agreed upon by the relevant Incremental Term Lenders and the Parent Borrower which is equal to or greater than 97.5% of par. Notwithstanding the foregoing, without the consent of the Required Lenders, the aggregate amount of borrowings of Incremental Term Loans shall not exceed $300,000,000. Each existing Term Lender will be offered an opportunity to provide an Incremental Term Loan pursuant to the foregoing procedures, but no Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion. Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with the making of any Incremental Term Loan shall execute a New Lender Supplement, whereupon such bank, financial institution or other entity shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

2.2 Procedure for Term Loan Borrowing. With respect to US$ Term Loans and Euro Term Loans, the relevant Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent in advance of the anticipated Restatement Effective Date no later than 12:00 noon, Local Time (a) one Business Day prior to the Restatement Effective Date, in the case of ABR Loans and (iii) three Business Days prior to the Restatement Effective Date, in the case of Eurocurrency Loans, requesting that the relevant Term Lenders make the relevant Term Loans on the Restatement Effective Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each relevant Term Lender thereof. Not later than 12:00 Noon, Local Time, on the Restatement Effective Date each relevant Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the relevant Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds. Any funding of Incremental Term Loans shall be made pursuant to such procedures as shall be agreed to by the Parent Borrower, the relevant Incremental Term Lenders and the Administrative Agent.

2.3 Repayment of Term Loans. (a) The US$ Term Loan of each US$ Term Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s US$ Term Percentage of the amount set forth below opposite the relevant date:

Installment	Amount
March 31, 2005	$8,187,500
June 30, 2005	$8,187,500
September 30, 2005	$8,187,500
December 31, 2005	$8,187,500
March 31, 2006	$8,187,500
June 30, 2006	$8,187,500
September 30, 2006	$8,187,500
December 31, 2006	$8,187,500
March 31, 2007	$16,375,000
June 30, 2007	$16,375,000
September 30, 2007	$16,375,000
December 31, 2007	$16,375,000
March 31, 2008	$24,562,500
June 30, 2008	$24,562,500
September 30, 2008	$24,562,500
December 31, 2008	$24,562,500
March 31, 2009	$106,437,500
June 30, 2009	$106,437,500
September 30, 2009	$106,437,500
Fifth anniversary of Restatement Effective Date	$56,437,500

(b) The Euro Term Loan shall mature in a single installment due on the fifth anniversary of the Restatement Effective Date.

(c) The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Incremental Term Facility Activation Notice pursuant to which such Incremental Term Loans were made, provided, that the weighted average life of each Incremental Term Loan shall be no shorter than the remaining weighted average life of the other Term Loans.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, (i) each US$ Revolving Lender severally agrees to make revolving credit loans in Dollars (“US$ Revolving Loans”) to the Parent Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s US$ Revolving Percentage of the sum of (x) the L/C Obligations then outstanding and (y) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed such Lender’s US$ Revolving Commitment and (ii) each Multicurrency Revolving Lender severally agrees to make revolving credit loans in Dollars and each Alternative Currency (“Multicurrency Revolving Loans”) to the Parent Borrower and the Foreign Subsidiary Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed such Lender’s Multicurrency Revolving Commitment. During the Revolving Commitment Period the relevant Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or, in the case of Revolving Loans denominated in Dollars, ABR Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) Each Borrower shall repay all outstanding Revolving Loans borrowed by it on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the relevant Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the relevant Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, Local Time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., Local Time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Parent Borrower, borrowings under the US$ Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7(b). Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Revolving Lender thereof. Each relevant Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 1:00 P.M., Local Time, on the Borrowing Date requested by the relevant Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Parent Borrower under the US$ Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Parent Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding US$ Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Parent Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available US$ Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Parent Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Parent Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a US$ Revolving Loan is borrowed, the Parent Borrower shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Parent Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 3:00 P.M., Local Time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple thereof. Not later than 4:00 P.M., Local Time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Parent Borrower on such Borrowing Date by depositing such proceeds in the account of the Parent Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Parent Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, Local Time, request each US$ Revolving Lender to make, and each US$ Revolving Lender hereby agrees to make, a US$ Revolving Loan, in an amount equal to such US$ Revolving Lender’s US$ Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each US$ Revolving Lender shall make the amount of such US$ Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., Local Time, one Business Day after the date of such notice. The proceeds of such US$ Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Parent Borrower irrevocably authorizes the Swingline Lender to charge the Parent Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the US$ Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a US$ Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Parent Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, US$ Revolving Loans may not be made as contemplated by Section 2.7(b), each US$ Revolving Lender shall, on the date such US$ Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such US$ Revolving Lender’s US$ Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such US$ Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any US$ Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such US$ Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each US$ Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such US$ Revolving Lender or the Parent Borrower may have against the Swingline Lender, the Parent Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower, (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower, any other Loan Party or any other US$ Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Commitment Fees, etc. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available US$ Revolving Commitment or Available Multicurrency Revolving Commitment, as the case may be, of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) Roper Germany agrees to pay to each Euro Term Fronting Lender, for its sole account, a fronting fee a equal to 0.125% per annum on the Dollar Equivalent of the Euro Term Loan made by it, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(c) The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Commitments. (a) The Parent Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the aggregate Revolving Extensions of Credit under the relevant Facility would exceed the aggregate Revolving Commitments thereunder. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the relevant Revolving Commitments then in effect.

(b) The aggregate Euro Term Commitments shall automatically be permanently reduced by the Dollar Equivalent of the amount of any prepayment or repayment of Euro Term Loans, which reduction shall be applied pro rata based on the respective Euro Term Percentages of the Euro Term Lenders.

2.10 Optional Prepayments. The relevant Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., Local Time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 11:00 A.M., Local Time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11 Mandatory Prepayments. (a) If any Indebtedness shall be incurred by any Group Member after the Restatement Effective Date (excluding any Indebtedness incurred in accordance with Section 7.2(other than Section 7.2(h))), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Extensions of Credit as set forth in Section 2.11(e).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event after the Restatement Effective Date (each such date a “Reinvestment Event”), any associated Reinvestment Prepayment Amount shall be applied on the relevant Reinvestment Prepayment Date toward the prepayment of the Term Loans and the reduction of the Revolving Extensions of Credit as set forth in Section 2.11(e).

(c) If any Group Member shall receive any Acquisition Claim Amount after the Restatement Effective Date, 100% of such amount shall be applied on the date of receipt toward the prepayment of the Term Loans and the reduction of the Revolving Extensions of Credit as set forth in Section 2.11(e).

(d) If, for any fiscal year of the Parent Borrower commencing with the fiscal year ending December 31, 2005, there shall be Excess Cash Flow, the Borrowers shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Extensions of Credit as set forth in Section 2.11(e). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Parent Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e) Amounts to be applied in connection with prepayments and reductions made pursuant to the preceding paragraphs shall be applied, first, to the prepayment of the Term Loans in accordance with Section 2.17(b) and, second, to reduce the Revolving Extensions of Credit (without reducing the Revolving Commitments). If the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount required to reduce the US$ Revolving Extensions of Credit, the Parent Borrower shall, to the extent of such remaining amount, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurocurrency Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) If, on any Determination Date, the aggregate Multicurrency Revolving Extensions of Credit exceed 105% of the aggregate Multicurrency Revolving Commitments, the Borrowers shall, without notice or demand, within three Business Days after such Determination Date, prepay Multicurrency Revolving Loans in an aggregate amount such that, after giving effect thereto, the aggregate Multicurrency Revolving Extensions of Credit do not exceed the aggregate Multicurrency Revolving Commitments.

(g) If, on any Determination Date, the Dollar Equivalent of the aggregate outstanding principal amount of the Euro Term Loans exceeds 105% of the aggregate Euro Term Commitments, Roper Germany shall, without notice or demand, within three Business Days after such Determination Date, prepay Euro Term Loans in an aggregate amount such that, after giving effect thereto, the Dollar Equivalent of the aggregate outstanding principal amount of the Euro Term Loans does not exceed the aggregate Euro Term Commitments.

2.12 Conversion and Continuation Options. (a) The Parent Borrower may elect from time to time to convert Dollar Eurocurrency Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Parent Borrower may elect from time to time to convert ABR Loans to Dollar Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent substantially in the form of Exhibit I and in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Dollar Eurocurrency Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the relevant Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall (i) in the case of Dollar Eurocurrency Loans, be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (ii) otherwise, be automatically continued as a Eurocurrency Loan with an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurocurrency Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the US$ Revolving Facility plus 2% per annum, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility (or, in the case of the Euro Term Facility and the Multicurrency Revolving Facility, the rate then applicable to the relevant Eurocurrency Loans), plus 2% per annum (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the US$ Revolving Facility plus 2% per annum), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and Loans denominated in Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the relevant Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Dollar Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (x) any ABR Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans, (y) any outstanding Dollar Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) any affected Eurocurrency Loans denominated in an Alternative Currency shall automatically commence bearing interest at the Cost of Funds Rate plus the Applicable Margin. Until such notice has been withdrawn by the Administrative Agent, no further Dollar Eurocurrency Loans under any affected Facility shall be made or continued as such, nor shall the Parent Borrower have the right to convert Loans under any such Facility to Dollar Eurocurrency Loans.

2.17 Pro Rata Treatment and Payments. (a) Each borrowing by any Borrower from the Lenders hereunder, each payment by any Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective US$ Revolving Percentages or Multicurrency Revolving Percentages, as the case may be, of the relevant Lenders. Any reduction of the Revolving Commitments shall be applied ratably to the US$ Revolving Commitments and the Multicurrency Revolving Commitments.

(b) Each payment by any Borrower on account of principal of the Term Loans (other than pursuant to Section 2.3) shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Each payment by any Borrower on account of principal of the Term Loans under a particular Facility pursuant to Section 2.3 and of interest on the Term Loans under a particular Facility shall be made pro rata according to the respective outstanding principal amounts of the relevant Term Loans then held by the Term Lenders under such Facility. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the US$ Term Loans, Euro Term Loans and Incremental Term Loans, as the case may be, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment by any Borrower on account of principal of and interest on the Revolving Loans under a particular Facility shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders under such Facility.

(d) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars or the relevant Alternative Currency and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (or, in the case of Dollar-denominated Loans, if greater, the Federal Funds Effective Rate), for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans (or, in the case of Alternative Currency Loans, the relevant rate applicable thereto) under the relevant Facility, on demand, from the relevant Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by the relevant Borrower hereunder that the relevant Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective prorata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate (or, in the case of Alternative Currency Loans, the Cost of Funds Rate). Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (but excluding any expected adoption or change in any Requirement of Law reasonably contemplated by any Lender, Participant or Assignee, based upon on the conditions applicable on the Restatement Effective Date (in the case of the initial Lenders) or on the date such Participant or Assignee first acquires rights under this Agreement):

(i) shall subject any Lender to any new tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any new reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate; or

(iii) shall impose on such Lender any other new condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, participating in Euro Term Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly certify in writing to the relevant Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written certification therefor, the Parent Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the relevant Borrower (with a copy to the Administrative Agent) shall be presumed correct, subject to evidence to the contrary. Notwithstanding anything to the contrary in this Section, no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the relevant Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that (x) such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the relevant Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or (y) such amounts are attributable to Alternative Currency Loans or Loans made to Foreign Subsidiary Borrowers.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Parent Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Parent Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Parent Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Parent Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the relevant Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender reasonably determines that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.19, it shall promptly pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans or the creation of a Euro Term Funded Participation on a day that is not the last day of an Interest Period with respect to the relevant Eurocurrency Loans. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment, creation or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) defaults in its obligation to make Loans hereunder or (c) is a Specified Multicurrency Revolving Lender (but, in the case of this clause (c), only as to its rights and obligations under the Multicurrency Revolving Facility), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of clause (a) above, prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement (limited to Loans and other amounts under the Multicurrency Revolving Facility in the case of clause (c) above), (v) the relevant Borrowers shall be liable to such replaced Lender under Section 2.20 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to in Section 10.6(b)(ii)(B)), (viii) in the case of clause (a) above, until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23 Additional Foreign Subsidiary Borrowers. The Parent Borrower may at any time, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), add as a party to this Agreement any Foreign Subsidiary to be a Foreign Subsidiary Borrower upon satisfaction of the conditions specified in Section 5.3, in which case such Subsidiary shall for all purposes be a party hereto as a Foreign Subsidiary Borrower as fully as if it had executed and delivered this Agreement. The Administrative Agent shall notify the Multicurrency Revolving Lenders at least 5 Business Days prior to granting such consent, and shall withhold such consent if any such Lender (a “Specified Multicurrency Revolving Lender”) notifies the Administrative Agent within 5 Business Days that it is not permitted by applicable Requirements of Law to make Loans to the relevant Foreign Subsidiary. So long as the principal of and interest on any Loans made to any Foreign Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Foreign Subsidiary Borrower under this Agreement shall have been fully performed, the Parent Borrower may, by not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the relevant Lenders thereof), terminate such Subsidiary’s status as a “Foreign Subsidiary Borrower”.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other US$ Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Parent Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available US$ Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance, or such longer annual periods as the Issuing Lender may agree, and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a term described in clause (x) above may provide for the renewal thereof for additional annual periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Parent Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Parent Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). Any Subsidiary of the Parent Borrower may request the issuance of a Letter of Credit on the same terms as the Parent Borrower is entitled to do so, in which case (a) the Parent Borrower shall be unconditionally liable in respect thereof in accordance with the provisions of this Section 3 whether or not the Parent Borrower authorized such Subsidiary to request such Letter of Credit and (b) if requested by any such Subsidiary that is a Subsidiary Guarantor, both the Parent Borrower and such Subsidiary shall be account parties in respect of such Letter of Credit and shall be jointly and severally liable for all obligations of the Parent Borrower in respect of such Letter of Credit.

3.3 Fees and Other Charges. (a) The Parent Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the US$ Revolving Facility, shared ratably among the US$ Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Parent Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Parent Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s US$ Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Parent Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s US$ Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Parent Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower, (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due (which shall be on the date of demand by the relevant Issuing Bank so long as such demand is made on or before 3:00 P.M. New York City time, otherwise on the next Business Day), such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the US$ Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Parent Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Parent Borrower. If any draft is paid under any Letter of Credit, the Parent Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, Local Time, on (i) the Business Day that the Parent Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., Local Time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Parent Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Parent Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Parent Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Parent Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Parent Borrower’s

Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Parent Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Parent Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Parent Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Parent Borrower and shall not result in any liability of the Issuing Lender to the Parent Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Parent Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Parent Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at September 30, 2004 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transcore Acquisition, (ii) the Indebtedness to be incurred by the Borrowers on the Restatement Effective Date and the use of proceeds thereof, (iii) the consummation of the Equity Offering and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the information known and available to the Parent Borrower as of the date of delivery thereof, and fairly presents on a pro forma basis the estimated financial position of the Parent Borrower and its consolidated Subsidiaries as at September 30, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Parent Borrower as at December 31, 2002 and December 31, 2003, and the related consolidated statements of income and of cash flows for the twelve-month period ended October 31, 2001, the twelve-month period ended October 31, 2002, the two-month period ended December 31, 2002, and the twelve-month period ended December 31, 2003, accompanied by an unqualified report from PricewaterhouseCoopers LLP, fairly present the consolidated financial condition of the Parent Borrower, as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended. The unaudited consolidated balance sheet of the Parent Borrower as at September 30, 2004, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of the Parent Borrower, as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c) The audited consolidated balance sheets of Transcore as at January 31, 2003 and January 31, 2004, and the consolidated statements of income and of cash flows for the fiscal years ended on January 31, 2002, January 31, 2003 and January 31, 2004, accompanied by an unqualified report from Ernst & Young LLP, fairly present the consolidated financial condition of Transcore as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Transcore as at October 31, 2004, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of Transcore, as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2 No Change. Since December 31, 2003 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. (a) The Parent Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply with clauses (iii) and (iv) above could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Group Member (other than the Parent Borrower) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply with clauses (i) through (iv) above could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Parent Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the

Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. Except as otherwise disclosed on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property to the extent necessary and material for the conduct of the business of the Group Members, taken as a whole, as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Parent Borrower know of any valid basis for any such claim, except as could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except as could not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed, and, to the knowledge of the Parent Borrower, no material claim is being asserted, with respect to any such material tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Parent Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Parent Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Parent Borrower in writing from time to time after the Restatement Effective Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than Capital Stock compensation granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Subsidiary, except as created by the Loan Documents and except as set forth in Schedule 4.15.

4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the purchase price (either directly or indirectly through one or more of the Parent Borrower’s Subsidiaries) described in the Transcore Acquisition Documentation, to refinance existing Indebtedness and to pay related fees and expenses or, in the case of Incremental Term Loans, for general corporate purposes. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes (including the refinancing of Indebtedness).

4.17 Environmental Matters. Except as disclosed on Schedule 4.17 or as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Parent Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Parent Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last three years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or writing furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such document, certificate or writing was so furnished (or, in the case of the Confidential Information Memorandum, taken as a whole, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Parent Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and writings furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

4.20 Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21 Senior Indebtedness. The obligations of the Parent Borrower under the Loan Documents to which it is a party constitute “Senior Indebtedness” (or the relevant comparable term) of the Parent Borrower under any Subordinated Debt Indenture. If applicable, the obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” (or the relevant comparable term) of such Subsidiary Guarantor under any Subordinated Debt Indenture.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver by the Required Lenders, no later than December 13, 2005, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, a signature page to this Agreement or an Addendum, executed and delivered by the Administrative Agent, the Parent Borrower and each Person listed on Schedule 1.1, (ii) a consent and confirmation or assumption agreement, as applicable, to the Guarantee and Collateral Agreement, in form and substance satisfactory to the Administrative Agent, in each case executed and delivered by each Borrower and each Subsidiary Guarantor, and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Transactions. The board of directors of the Parent Borrower and Transcore shall have authorized and approved the Transactions, as applicable, and the Parent Borrower shall have furnished reasonably satisfactory evidence thereof. The Transcore Acquisition Agreement shall be in full force and effect, and there shall be no material adverse change to the Transcore Acquisition or waivers of any conditions or provisions in any material respect without the consent of the Administrative Agent (which consent shall not be unreasonably withheld except in the case of changes, waivers or modifications related to monetary terms of the Transcore Acquisition Agreement). The Parent Borrower and Transcore shall have complied in all material respects with all covenants and satisfied in all material respects all conditions set forth in the Transcore Acquisition Agreement and related documents (without waiver or amendment of any of the terms thereof unless consented to by the Administrative Agent, which consent shall not be unreasonably withheld except in the case of changes, waivers or modifications of monetary terms of the Transcore Acquisition Agreement) and concurrent with the initial funding hereunder, the Parent Borrower shall have consummated the Transcore Acquisition. The sources and uses of funds for the Transactions shall be materially consistent with the sources and uses of funds set forth in Schedule 5.1; provided, that no more than $175,000,000 (such amount to be increased by up to $10,000,000, on a dollar-for-dollar basis, by the amount of Transcore and its Subsidiaries’ cash and cash equivalents on hand as of the Closing Date, to the extent such cash and cash equivalents is in immediately available Dollar denominated funds) shall be drawn on the Closing Date for the uses set forth in Schedule 5.1 without the consent of each Revolving Lender. After giving effect to the Transactions, the Parent Borrower shall own directly or indirectly through a Wholly Owned Subsidiary 100% of the fully diluted Capital Stock of Transcore. The Administrative Agent shall have received copies of all filings made with any governmental authority in connection with the Transactions. The Parent Borrower shall have entered into reasonably satisfactory documentation with respect to an Equity Offering to be funded on the Restatement Effective Date. Each of the Transactions shall be in compliance in all material respects with all Requirements of Law and there shall be no material breaches of the Loan Documents or the documentation related to the Equity Offering claimed against the Parent Borrower in connection therewith.

(c) Litigation. Except as set forth on Schedule 4.6, there shall not exist any threatened, instituted or pending litigation, action, proceeding or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, (i) challenging the consummation of any one or more of the Transactions, (ii) seeking to prohibit the ownership or operation by the Group Members of all or a material portion of any of their businesses or assets taken as a whole or the businesses or assets of Transcore or (iii) seeking to obtain, or which could reasonably be expected to result or has resulted in the entry of, any judgment, order or injunction that (A) would restrain, prohibit or impose materially adverse or materially burdensome conditions on the ability of the Lenders in their reasonable judgment to consummate the Transcore Acquisition or the transactions contemplated by this Agreement, (B) could be reasonably expected to have Material Adverse Effect or (C) could adversely affect the legality, validity or enforceability of the Loan Documents.

(d) No Default. No event shall have occurred and be continuing or would result from the consummation of the Transactions, or from the application of the borrowings hereunder, that shall constitute a Default or Event of Default or a default under any material agreements of the Parent Borrower or Transcore except to the extent that any defaults in any material agreements of the Parent Borrower or Transcore that may result from the Transactions have been or will have been resolved or otherwise addressed in a manner reasonably satisfactory to the Administrative Agent.

(e) Approvals. All requisite governmental and third party consents, approvals, authorizations, registrations or filings necessary in connection with the Transcore Acquisition and the financing thereof, shall have been obtained in a form reasonably acceptable to the Administrative Agent and shall be in full force and effect; all applicable waiting periods shall have expired without any regulatory agency requiring the divestiture of any material assets of the Parent Borrower, Transcore or any of their respective subsidiaries taken as a whole; and no law or regulation shall be applicable in the reasonable judgment of the Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the Transactions.

(f) Financial Information. The Lenders shall have received projected cash flows, balance sheets and income statements for the period of five years following the Restatement Effective Date. The Parent Borrower shall have made available and delivered to the extent required by the Administrative Agent, (i) (A) audited consolidated balance sheets of the Parent Borrower and its consolidated entities for each of its two fiscal years ended prior to the Restatement Effective Date, audited consolidated balance sheets of Transcore and its respective consolidated entities for each of its two fiscal years ended prior to the Restatement Effective Date, and in each case, related audited statements of income, stockholders’ equity and cash flows of the Parent Borrower and Transcore and their respective consolidated entities for each of their three fiscal years ended prior to the Restatement Effective Date (with such financial statements of both the Parent Borrower and Transcore audited by PricewaterhouseCoopers LLP and Ernst & Young LLP, respectively), and (B) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of the Parent Borrower and Transcore and their respective consolidated Subsidiaries for the nine-month period ended October 31, 2004; (ii) pro forma financial statements prepared in accordance with GAAP; and (iii) the Pro Forma Balance Sheet.

(g) Lien Search. The Administrative Agent shall have received the results of a recent Lien search in each of the jurisdictions and offices where assets of each of the Parent Borrower, Transcore and their Subsidiaries are located or recorded, and such search shall reveal no Liens on any of their assets except for Liens permitted hereby or Liens to be discharged in connection with the Transactions.

(h) Fees and Expenses. All fees and expenses of the Administrative Agent, subject to Section 10.5(a), required to be paid in connection with the Facilities shall have been paid for by the Parent Borrower or shall be paid by the Parent Borrower simultaneously with the initial funding of the Facilities.

(i) Existing Indebtedness. The Administrative Agent shall have received satisfactory evidence that Transcore’s existing senior credit agreement shall have been terminated, all amounts thereunder shall have been paid in full and any Liens granted in connection therewith have been terminated.

(j) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(k) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of King & Spalding LLP, counsel to the Group Members, substantially in the form of Exhibit F;

(ii) the legal opinion of local counsel to Roper Germany, in form and substance reasonably satisfactory to the Administrative Agent; and

(iii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Transcore Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders.

(l) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (except, in the case of Capital Stock of Foreign Subsidiaries, to the extent delivery thereof is not reasonably practicable, in which case such certificates, if any, shall be delivered to the Administrative Agent within 30 days after the Restatement Effective Date) and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof. Capital Stock of Foreign Subsidiaries shall be required to be pledged on the Restatement Effective Date only to the extent necessary to comply with Section 6.9(c), with Consolidated Total Revenue for such purpose being determined by reference to the financial statements of the Parent Borrower for the four-quarter period ended September 30, 2004.

(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(n) Solvency Certificate. The Administrative Agent shall have received a satisfactory executed solvency certificate from a Responsible Officer.

(o) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Parent Borrower hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3 Initial Loan to Each New Foreign Subsidiary Borrower. No Lender shall be required to make any Loans to any Foreign Subsidiary Borrower (other than Roper Germany) unless the Administrative Agent has received:

(a) a Joinder Agreement, substantially in the form of Exhibit J, executed and delivered by such Borrower;

(b) a certificate of such Borrower, substantially in the form of Exhibit C, with appropriate insertions and attachments; and

(c) the legal opinion of counsel to such Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6. AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (for onward distribution to the Lenders):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (for onward distribution to the Lenders) or, in the case of clause (f), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.1 as of the last day of the fiscal year so reported, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a Compliance Certificate executed by a Responsible Officer and including all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Parent Borrower, as the case may be, and (ii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Restatement Effective Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Parent Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect (it being understood that access to any Projections shall be subject to customary restrictions on use of material nonpublic information);

(d) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Subordinated Debt Indenture, the Convertible Note Documents or the Acquisition Documentation;

(e) within five Business Days after the same are sent, copies of all financial statements and reports that the Parent Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives of the Administrative Agent and each Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during any Business Day following reasonable written notice to the Parent Borrower; provided, that no Lender may make any such inspection more often than once in any calendar year unless an Event of Default is in existence (in which case such inspections may occur as often and at such times as such Lender reasonably determines) and any such inspection made when no Event of Default is in existence shall be at the expense of such Lender, and (c) permit representatives of the Administrative Agent and each Lender to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after the Parent Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Additional Collateral, etc. (a) With respect to any property acquired after the Restatement Effective Date by the Parent Borrower or any Domestic Subsidiary (other than (x) real property and fixtures, (y) any property described in paragraph (b) or (c) below and (z) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any new Domestic Subsidiary created or acquired after the Restatement Effective Date by any Group Member (other than (x) any Domestic Subsidiary of a Foreign Subsidiary acquired pursuant to an Investment permitted by Section 7.8, unless and until such Domestic Subsidiary subsequently becomes a direct Subsidiary of the Parent Borrower or another Domestic Subsidiary and (y) any Receivables Entity), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is directly owned by the Parent Borrower or a Domestic Subsidiary, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (subject only to Liens expressly permitted by Section 7.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any Foreign Subsidiary that is a direct Subsidiary of the Parent Borrower or any Domestic Subsidiary (other than any Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Foreign Subsidiary that is directly owned by the Parent Borrower or a Domestic Subsidiary (provided that in no event shall more than 65% (or, in the case of Roper Germany, 64.93%) of the total outstanding voting

Capital Stock of any such Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. The Parent Borrower shall, promptly after delivery of any financial statements pursuant to Section 6.1, cause to be taken the actions described in this paragraph to the extent necessary to ensure that the percentage of Consolidated Total Revenue for the four-quarter period ending on the date of such financial statements contributed by the Excluded Foreign Subsidiaries does not exceed 10%, provided that such percentage may exceed 10% if the Excluded Foreign Subsidiaries consist exclusively of Foreign Subsidiaries as to which such actions may not be taken due to applicable Requirements of Law.

(d) Notwithstanding anything to the contrary in this Section 6.9 or any other Loan Document, the Administrative Agent and the Lenders shall not have Liens on (and shall, at the request and expense of the Parent Borrower, timely release any Liens on): (i) the assets transferred to a Receivables Entity and assets of such Receivables Entity and (ii) if the documentation relating to the Receivables securitization to which such Receivables Entity is a party expressly prohibits such a Lien, the Capital Stock or debt (whether or not represented by promissory notes) of or issued by a Receivables Entity to any Group Member, in either case in connection with a Qualified Receivables Transaction, as applicable.

SECTION 7. NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
March 31, 2005 – December 31, 2005	4.25 to 1.0

March 31, 2006 – December 31, 2006	4.00 to 1.0

March 31, 2007 – December 31, 2007	3.75 to 1.0

March 31, 2008 – December 31, 2008	3.50 to 1.0

March 31, 2009 and thereafter	3.25 to 1.0

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Parent Borrower (or, if less, the number of full fiscal quarters subsequent to the Restatement Effective Date) to be less than 4.0 to 1.0.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) (i) Indebtedness of the Parent Borrower to any Subsidiary, (ii) Indebtedness of any Wholly Owned Subsidiary Guarantor to any Group Member, (iii) Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary and (iv) Indebtedness of any Foreign Subsidiary resulting from Investments made pursuant to Section 7.8(h)(ii), (j), (k) or (m);

(c) Guarantee Obligations incurred in the ordinary course of business by any Group Member of obligations of any Wholly Owned Subsidiary Guarantor;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity, or increasing the principal amount, thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g), provided that, at the time of incurrence of any Indebtedness pursuant to this paragraph (e), after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this paragraph (e) shall not exceed 2% of Consolidated Net Worth determined as of the last day of the most recent fiscal quarter for which the relevant financial information is available;

(f) Guarantee Obligations incurred by any Group Member with respect to (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business and (ii) surety, appeal and performance bonds obtained in the ordinary course of business;

(g) Indebtedness of the Parent Borrower in respect of the Convertible Notes or any Subordinated Debt incurred to refinance the Convertible Notes;

(h) Subordinated Debt of the Parent Borrower incurred to refinance Term Loans;

(i) Indebtedness pursuant to letters of credit issued for the account of any Group Member other than pursuant to this Agreement in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(j) Receivables Transaction Attributed Debt pursuant to any Qualified Receivables Transaction in an aggregate amount not to exceed $100,000,000 and all yield, interest, fees, indemnities and other amounts related thereto; and

(k) in addition to Indebtedness otherwise expressly permitted by this Section 7.2, (i) Subordinated Debt of the Parent Borrower, (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Subordinated Debt (provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Parent Borrower in respect of such Subordinated Debt) and (iii) other Indebtedness of the Group Members (not constituting

Subordinated Debt); provided that (x) no Event of Default shall be in existence or result therefrom (including, on a pro forma basis, pursuant to Section 7.1), (y) at the time of incurrence of any Indebtedness pursuant to clause (iii) above, after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness incurred pursuant to said clause (iii) shall not exceed the greater of (1) 5% of Consolidated Total Assets determined as of the last day of the most recent fiscal quarter for which the relevant financial information is available and (2) $75,000,000 and (z) at the time of incurrence of any Indebtedness pursuant to this paragraph (k), after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this paragraph (k) (determined without duplication) shall not exceed the greater of (1) 15% of Consolidated Total Assets determined as of the last day of the most recent fiscal quarter for which the relevant financial information is available and (2) $250,000,000.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade, forward or futures contracts (other than in respect of borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Restatement Effective Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(j) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction securing Indebtedness permitted by Section 7.2(i);

(k) Cash collateral securing reimbursement obligations in respect of letters of credit permitted by Section 7.2(i);

(l) Liens with respect to property acquired by any Group Member after the Restatement Effective Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that such Liens shall extend only to the property so acquired; and

(m) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed (as to all Group Members) $5,000,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Parent Borrower may be merged or consolidated with or into (i) the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation), (ii) any Wholly Owned Subsidiary Guarantor, or any Person that simultaneously with, or immediately after, such merger or consolidation becomes a Wholly Owned Subsidiary Guarantor (provided, in either case, that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity) and (iii) in the case of any Foreign Subsidiary, any other Foreign Subsidiary;

(b) any Subsidiary of the Parent Borrower may Dispose of any or all of its assets (i) to the Parent Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(c) any Foreign Subsidiary of the Parent Borrower may Dispose of any or all of its assets to any Group Member (upon voluntary liquidation or otherwise); and

(d) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b);

(d) (i) the sale, transfer or issuance of any Subsidiary’s Capital Stock to the Parent Borrower or any Wholly Owned Subsidiary Guarantor and (ii) the sale, transfer or issuance of any Foreign Subsidiary’s Capital Stock to any Wholly Owned Subsidiary of the Parent Borrower;

(e) sales of Receivables and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” pursuant to a Qualified Receivables Transaction, provided that 100% of the proceeds received in connection therewith (other than proceeds in the form of customary equity or debt interests in the relevant Receivables Entity) are in the form of cash or Cash Equivalents;

(f) transfers of assets by the Parent Borrower or any Domestic Subsidiary to Foreign Subsidiaries so long as the aggregate book value of the assets subject to such asset transfer, when combined with the aggregate book value of the assets subject to all other such transfers consummated during the immediately preceding twelve-month period, shall not exceed 3% of Consolidated Total Assets determined as at the end of the most recently ended fiscal quarter for which the relevant financial information is available; and

(g) Dispositions of other assets (other than pursuant to receivables securitizations) so long as (i) such transaction is for not less than fair market value (as determined in good faith by the Parent Borrower’s management or board of directors), (ii) no Event of Default shall be in existence or result therefrom (including, on a pro forma basis, pursuant to Section 7.1) and (iii) in the case of any Asset Sale, when combined with all other Asset Sales consummated during the immediately preceding twelve-month period (collectively, “Relevant Asset Sales”), (x) the aggregate book value of the assets subject to such Relevant Asset Sales shall not exceed 15% of Consolidated Total Assets determined as at the end of the most recently ended fiscal quarter for which the relevant financial information is available plus consolidated total assets acquired by the Parent Borrower or its Subsidiaries pursuant to acquisitions made after such fiscal quarter and on or prior to the date of such Asset Sale (determined in accordance with GAAP) and (y) the aggregate amount of consideration (other than cash and Cash Equivalents) received pursuant to such Relevant Asset Sales shall not exceed the sum of 5% of Consolidated Net Worth determined as at the end of such fiscal quarter plus an additional aggregate amount of $100,000,000;

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to any Group Member;

(b) so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower may purchase the Parent Borrower’s common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this paragraph (b) after the date hereof shall not exceed $1,000,000 in any fiscal year;

(c) so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower may pay dividends on its common stock in an aggregate amount in any fiscal year not to exceed 25% of Consolidated Net Income for such fiscal year; and

(d) so long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Parent Borrower has a senior implied rating of at least Baa3 by Moody’s and a corporate credit rating of at least BBB- by S&P (and in each case not on negative watch), the Parent Borrower may repurchase its publicly held common stock.

(e) so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower may repurchase its publicly held common stock for cash in an aggregate amount not to exceed $50,000,000 in any fiscal year.

7.7 Capital Expenditures. Make or commit to make Capital Expenditures during any fiscal year in an aggregate amount in excess of 15% of Consolidated EBITDA for the immediately preceding fiscal year.

7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) Investments in existence on the date hereof listed on Schedule 7.8(a);

(b) extensions of trade credit in the ordinary course of business, and Investments in trade receivables received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(c) investments in Cash Equivalents;

(d) Guarantee Obligations permitted by Section 7.2;

(e) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;

(f) the Acquisition;

(g) (i) intercompany Investments by any Group Member in the Parent Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor and (ii) intercompany Investments by any Foreign Subsidiary in any Person that, prior to such Investment, is a Wholly Owned Subsidiary;

(h) (i) Permitted Acquisitions and (ii) any Investment made by a Group Member in another Group Member for the purposes of enabling the latter Group Member to consummate Permitted Acquisitions;

(i) Investments comprised of capital contributions (whether in the form of cash, a note or other assets) to a Receivables Entity or otherwise resulting from transfers of assets permitted by Section 7.5(e) to such Receivables Entity;

(j) intercompany transfers of cash made in the ordinary course of business by the Parent Borrower or any Subsidiary to the Parent Borrower or any Subsidiary, in each case pursuant to the cash management system of the Group Members;

(k) Investments in any existing Foreign Subsidiary to the extent necessary to enable it to comply with Requirements of Law relating to minimum capitalization or similar matters;

(l) Investments made pursuant to Section 7.5(f);

(m) Investments made by the Parent Borrower or any Domestic Subsidiary in any newly created Foreign Subsidiary for the purposes of developing the business operations of any Group Member so long as the amount of such Investment, when combined with the aggregate amount of all other such Investments made during the immediately preceding twelve-month period, shall not exceed 3% of Consolidated Total Assets determined as at the end of the most recently ended fiscal quarter for which the relevant financial information is available; and

(n) in addition to Investments otherwise expressly permitted by this Section 7.8, Investments in an aggregate amount at any time outstanding not to exceed 10% of Consolidated Net Worth.

7.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the principal of the Convertible Notes or any Subordinated Debt (provided that (i) the Parent Borrower may issue Capital Stock upon conversion of the Convertible Notes in accordance with their terms, (ii) the Convertible Notes and any Subordinated Debt may be refinanced with other Subordinated Debt and (iii) the Parent Borrower may settle in cash any of its obligations to issue its Capital Stock upon conversion of the Convertible Notes in accordance with their terms); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, the Convertible Note Documents or any Subordinated Debt Indenture (other than (x) any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal or reduce the rate or extend any date for payment of interest and (ii) does not involve the payment of a consent fee and (y) any such amendment, modification, waiver or other change to the Convertible Note Documents that would permit the actions set forth in clause (iii) above so long as any consent fees payable to the holders of the Convertible Notes in connection therewith shall not exceed an amount equal to 0.25% of the accreted amount of the Convertible Notes or such greater amount as shall be reasonably acceptable to the Administrative Agent; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Subordinated Debt Indenture.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the relevant Group Member has actual exposure (other than those in respect of Capital Stock, the Convertible Notes or any Subordinated Debt) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the relevant Group Member.

7.13 Changes in Fiscal Periods. Permit the fiscal year of the Parent Borrower to end on a day other than December 31 or change the Parent Borrower’s method of determining fiscal quarters.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, securing Indebtedness and other obligations and the Loan Documents (regardless of the amount thereof), other than (a) this Agreement and the other Loan Documents, (b) customary restrictions applicable to any Receivables entity in connection with any Qualified Receivables Transaction, (c) restrictions contained in the documents governing Indebtedness of any Foreign Subsidiary so long as such restrictions apply only to assets of such Foreign Subsidiary and its Subsidiaries, (d) restrictions and conditions imposed by law, (e) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary, property or assets pending such Disposition, provided such restrictions and conditions apply only to such Subsidiary, property or assets, (f) restrictions and conditions contained in documentation relating to a Subsidiary acquired in a Permitted Acquisition, provided that such restriction or condition (i) existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) applies only to such Subsidiary, (g) restrictions and conditions contained in any agreement relating to Indebtedness secured by Liens permitted under this Agreement if such restrictions and conditions apply only to the property or assets subject to such Liens and (h) customary provisions in leases, licenses and other contracts restricting or conditioning the assignment or encumbrance thereof, including, without limitation, licenses and sublicenses of patents, trademarks, copyrights and similar intellectually property rights.

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) customary restrictions applicable to any Receivables entity in connection with any Qualified Receivables Transaction.

7.16 Lines of Business. Enter into any business that is not engaged principally in any of the design, manufacture or distribution of industrial products, solutions or services (including software design solutions and services), and businesses reasonably related thereto; provided, that this Section 7.16 shall not prohibit any Group Member from engaging in any business that does not otherwise satisfy the requirements set forth in this Section 7.16 if such business, together with all other such businesses of the Group Members, does not constitute a material portion of the businesses of the Group Members taken as a whole.

7.17 Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses (other than licenses no longer required in the normal conduct of the Group Members’ businesses) furnished to the Group Members pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (with respect to the Parent Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.4 and 5.5(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy,

insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member at any time involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disclaimed or reserved the right to disclaim coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Parent Borrower; (ii) the board of directors of the Parent Borrower shall cease to consist of a majority of Continuing Directors; (iii) a Specified Change of Control shall occur or (iv) any Foreign Subsidiary Borrower shall cease to be a direct or indirect Wholly Owned Subsidiary of the Parent Borrower; or

(l) any Subordinated Debt, or any guarantees thereof, shall cease, for any reason, to be validly subordinated to the obligations of the Parent Borrower under the Loan Documents to which it is a party or, if applicable, the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as provided in any Subordinated Debt Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee or agent in respect of any Subordinated Debt or the holders of at least 25% in aggregate principal amount of any issue of Subordinated Debt shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Parent Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Parent Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Parent Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Parent Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or 8(f) shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Documentation Agents and Syndication Agent. Neither the Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) extend the expiration date of any Lender’s Revolving Commitment without the written consent of each Revolving Lender directly affected thereby (it being agreed that, notwithstanding anything to the contrary in this Section 10.1, such extension may be effected without the approval of the Required Lenders); (iii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iv) with respect to a particular Facility, change the ratable allocation of payments among the Lenders under such Facility specified in Section 2.17 without the written consent of each such Lender directly affected thereby; (v) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Term Loans without the written consent of the holders of more than 50% of the aggregate amount of the Term Loans; (vi) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Parent Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, waive or modify any condition precedent set forth in Section 5.2 with respect to any extensions of credit under the US$ Revolving Facility or the Multicurrency Revolving Facility without the written consent of the Majority Facility Lenders under such Facility; (ix) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (x) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (xi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. In furtherance of clause (viii) of this Section 10.1, (i) any amendment, waiver or modification with respect to Section 7.1 or (ii) any amendment, waiver or modification of any provision of this Agreement or any other Loan Document at a time when a Default or Event of Default is in existence, and that would have the effect of eliminating such Default or Event of Default, shall in each case not be deemed to be effective for the purpose of determining whether the conditions precedent set forth in Section 5.2 to the making of any extension of credit under the US$ Revolving Facility or the Multicurrency Revolving Facility have been satisfied unless the Majority Facility Lenders under such Facility shall have consented to such amendment, waiver or modification.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent Borrower	Roper Industries, Inc.
and Foreign Subsidiary Borrowers:	2160 Satellite Boulevard, Suite 200
Duluth, Georgia 30097
Attention: Michael W. Towe,
Chief Financial Officer
Telephone: 770-495-5100
Telecopy: 770-495-5150

Administrative Agent:	JPMorgan Chase Bank, N.A.
1111 Fannin Street, 10th Floor
Houston, Texas 77002
Attention: Linda Escamilla
Telephone: 713-750-2228
Telecopy: 713-750-2606

Funding Office with respect to	J.P. Morgan Europe Ltd.
Alternative Currency Loans:	125 London Wall
London, England EC2A 5YJ
Attention: Loans Agency
Telephone: 44-207-777-2352/2350
Telecopy: 44-207-777-2360/2085

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Restatement Effective Date (in the case of amounts to be paid on the Restatement Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate; provided, that (i) with respect to legal counsel, the Parent Borrower shall only be required to reimburse the reasonable fees and disbursements of a single law firm for the Administrative Agent and any local counsel as shall be reasonably necessary (subject to any limitations agreed to in writing by the Administrative Agent) and (ii) any written request for reimbursement shall list in reasonable detail all expenses as to which reimbursement is being requested, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents related to the Loan Documents, including the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, trustees, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Parent Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Parent Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Parent Borrower pursuant to this Section 10.5 shall be submitted in writing to Michael W. Towe (Telephone No. 770-495-5100) (Telecopy No. 770-495-5150), at the address of the

Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)	the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person;

(B)	the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)	in the case of any assignment of a US$ Revolving Commitment, the Issuing Lender; provided, no consent of the Issuing Lender shall be required for an assignment of all or a portion of a Revolving Commitment to a Revolving Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (to be paid by the relevant Lender, except as provided in Section 2.22), provided, that contemporaneous assignments to a Person and its affiliates or Approved Funds shall be deemed to be a single assignment for the purposes of this clause (B); and

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Parent Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Parent Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower or any Lender at any reasonable time, subject to reasonable advance notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than competitors of any Group Member) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that

(A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Parent Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of the Parent Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility (with nothing in Section 8 being deemed to constitute such an allocation), if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the obligations owing to it under any Loan Document by any Loan Party, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of such obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower at its address referred to in Section 10.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Parent Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential and use such information solely in connection with matters related to the Loan Documents; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof in connection with matters related to the Loan Documents, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) to which the Administrative Agent or such Lender is a party, (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors or those of any of its affiliates in connection with matters related to the Loan Documents, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than, to the knowledge of the relevant Person, in violation of this Agreement), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 Judgment Currency. (a) The Borrowers’ obligations hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

10.18 Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

10.19 No Novation, etc. (a) The terms and conditions of the Existing Credit Agreement are amended as set forth in, and restated in their entirety and superseded by, this Agreement. Nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Credit Agreement. Notwithstanding any provision of this Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations hereunder shall be in substitution for, but not in payment of, the Obligations owed by the Loan Parties under the Existing Credit Agreement.

(b) From and after the Restatement Effective Date, each reference to the “Agreement”, “Credit Agreement” or other reference originally applicable to the Existing Credit Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

10.20 USA PATRIOT Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ROPER INDUSTRIES, INC.

By:	/s/ Michael W. Towe
Name: Michael W. Towe
Title: Vice President and Chief Financial Officer

ROPER CAPITAL DEUTSCHLAND GMBH

By:	/s/ Nigel W. Crocker
Name: Nigel W. Crocker
Title: Managing Director

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Randolph Cates
Name: Randolph Cates
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ David K. Holl
Name: David K. Holl
Title: Director

BANK OF TOKYO-MITSUBISHI TRUST COMPANY, as a Documentation Agent and as a Lender

By:	/s/ Ro Toyoshima
Name: Ro Toyoshima
Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By:	/s/ Thomas J. Purcell
Name: Thomas J. Purcell
Title: Senior Vice President

SUNTRUST BANK, as a Documentation Agent and as a Lender

By:	/s/ Ken Bauchle
Name: Ken Bauchle
Title: Vice President

KBC BANK DEUTSCHLAND AG, as initial Alternative Currency Agent

By:	/s/ Volker Kirmes	/s/ Rolf Mahnken
	Name: Volker Kirmes	Rolf Mahnken
	Title: authorized signatory	authorized signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Brian L. Martin
Name: Brian L. Martin
Title: Vice President

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By:	/s/ Anthony J. Lafaire
Name: Anthony J. Lafaire
Title: Director

ALLIED IRISH BANKS PLC, as a Lender

By:	/s/ Roisin O’Connell
Name: Roisin O’Connell
Title: Assistant Vice President

By:	/s/ Hilary Patterson
Name: Hilary Patterson
Title: Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Chris Osborn
Name: Chris Osborn
Title: Managing Director

BNP PARIBAS, as a Lender

By:	/s/ Henry F. Setina
Name: Henry F. Setina
Title: Director

By:	/s/ Jeff Tebeaux
Name: Jeff Tebeaux
Title: Vice President

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Philippe Soustra
Name: Philippe Soustra
Title: Executive Vice President

By:	/s/ Attila Coach
Name: Attila Coach
Title: Managing Director

CITICORP USA, INC., as a Lender

By:	/s/ Kenneth E. Quinn
Name: Kenneth E. Quinn
Title: Managing Director

CREDIT INDUSTRIEL ET COMMERCIAL, as a Lender

By:	/s/ Sean Mounier
Name: Sean Mounier
Title: First Vice President

By:	/s/ Brian O’Leary
Name: Brian O’Leary
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Brian Schwinn
Name: Brian Schwinn
Title: Duly Authorized Signatory

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Ken Hamilton
Name: Ken Hamilton
Title: Director

By:	/s/ Richard Cordover
Name: Richard Cordover
Title: Director

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric Harvey
Name: Eric Harvey
Title: Assistant Vice President

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Robert Gallagher
Name: Robert Gallagher
Title: Senior Vice President

NATIONAL CITY BANK, as a Lender

By:	/s/ Kenneth M. Blackwell
Name: Kenneth M. Blackwell
Title: Vice President

HARRIS TRUST & SAVINGS BANK, as a Lender

By:	/s/ Joann L. Hoiman
Name: Joann L. Hoiman
Title: Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ Edward C.A. Forsberg, Jr.
Name: Edward C.A. Forsberg, Jr.
Title: Senior Vice President & Manager

By:	/s/ David A. Bennett
Name: David A. Bennett
Title: Vice President

KBC BANK, NV, NEW YORK BRANCH, as a Lender

By:	/s/ Jean-Pierre Diels
Name: Jean-Pierre Diels
Title: First Vice President

By:	/s/ Robert Snauffer
Name: Robert Snauffer
Title: First Vice President

SOVEREIGN BANK, as a Lender

By:	/s/ Daniel M. Grondin
Name: Daniel M. Grondin
Title: Senior Vice President

UFJ BANK LIMITED, as a Lender

By:	/s/ Garry Weiss
Name: Garry Weiss
Title: Vice President

BANCA NAZIONALE DEL LAVORO SPA, as a Lender New York Branch

By:	/s/ Juan Cortes
Name: Juan Cortes
Title: Relationship Manager

By:	/s/ Francesco Di Mario
Name: Francesco Di Mario
Title: Senior Manager

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Leo E. Pagarigan
Name: Leo E. Pagarigan
Title: Senior Vice President

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY, as a Lender

By:	/s/ Kwong Yew Wong
Name: Kwong Yew Wong
Title: Agent & General Manager

By:	/s/ Philip Cheong
Name: Philip Cheong
Title: VP & Deputy General Manager

THE NORINCHUKIN BANK, NEW YORK, as a Lender

By:	/s/ Toshifumi Tsukitani
Name: Toshifumi Tsukitani
Title: General Manager

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Clifford F. Cho
Name: Clifford F. Cho
Title: Vice Presient

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as a Lender

By:	/s/ Mary Connolly
Name: Mary Connolly
Title: Authorised signatory

By:	/s/ Paul Kernan
Name: Paul Kernan
Title: Authorised signatory

ERSTE BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Gregory T. Aptman
Name: Gregory T. Aptman
Title: Vice President

By:	/s/ Bryan Lynch
Name: Bryan Lynch
Title: First Vice President

CHIAO TUNG BANK CO., LTD. NEW YORK AGENCY, as a Lender

By:	/s/ Kuang-Hua Wei
Name: Kuang-Hua Wei
Title: SVP & GM

BANK LEUMI USA, as a Lender

By:	/s/ Joung Hee Hong
Name: Joung Hee Hong
Title: Vice President

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH , as a Lender

By:	/s/ Benjamin Lin
Name: Benjamin Lin
Title: E.V.P. & General Manager

THE SUMITOMO TRUST & BANKING CO., LTD., as a Lender

By:	/s/ Elizabeth A. Quirk
Name: Elizabeth A. Quirk
Title: Vice President

RZB FINANCE LLC., as a Lender

By:	/s/ Astrid Wilke
Name: Astrid Wilke
Title: Vice President

By:	/s/ Eric Salat
Name: Eric Salat
Title: Group Vice President

KZH CYPRESSTREE-1 LLC

By:	/s/ Joyce Fraser-Bryant
Name: Joyce Fraser-Bryant
Title: Authorized Agent

KZH STERLING LLC

By:	/s/ Joyce Fraser-Bryant
Name: Joyce Fraser-Bryant
Title: Authorized Agent

SEMINOLE FUNDING LLC, as a Lender

By:	/s/ Meredith J. Koslick
Name: Meredith J. Koslick
Title: Assistant Vice President

STONE TOWER CLO II LTD., as a Lender

By:	/s/ W. Anthony Edson
Name: W. Anthony Edson
Title: Authorized Signatory

IKB CAPITAL CORPORATION, as a Lender

By:	/s/ David Snyder
Name: David Snyder
Title: President, IKB Capital Corporation